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                      SECURITIES AND EXCHANGE COMMISSION


                            Washington, D.C. 20549


                                   FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Section 13 and 15(d) of the Securities Exchange Act of 1934.



                                               Commission File Number 0-26474


                              MS Financial, Inc.
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            (Exact name of registrant as specified in its charter)

                           715 S. Pear Orchard Road
                                  Suite 300
                           Ridgeland, MS 39158-6014
                                (601) 978-6737
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Common Stock
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           (Title of each class of securities covered by this Form)

                                Not Applicable
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rules provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [X]          Rule 12h-3(b)(1)(ii)   [ ]
          Rule 12g-4(a)(1)(ii)    [ ]          Rule 12h-3(b)(2)(i)    [ ]
          Rule 12g-4(a)(2)(i)     [ ]          Rule 12h-3(b)(2)(ii)   [ ]
          Rule 12g-4(a)(2)(ii)    [ ]          Rule 15d-6             [ ]
          Rule 12h-3(b)(1)(i)     [ ]


     Approximate number of holders of record as of the certification or notice date: 1


     Pursuant to the requirements of the Securities Exchange Act of 1934 MS Financial, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                 MS Financial, Inc.

DATE:  AUGUST 1, 1997            BY: /s/ ROBERT D. IDZI
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                                 NAME: Robert D. Idzi
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                                 TITLE: Senior Executive Vice President
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